SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

Current report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 22, 2004

Pemstar Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-31223	44-1771227
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3535 Technology Drive N.W., Rochester, Minnesota	55901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (507) 288-6720

N/A

(Former name or former address, if changed since last report.)

Item 4.	Changes in Registrant’s Certifying Accountant

On June 22, 2004, Ernst & Young LLP (“Ernst & Young”) informed Pemstar, Inc. (the “Company”), that Ernst & Young would resign as the Company’s independent auditor effective upon the completion of the quarterly review of the Company’s fiscal quarter ending June 30, 2004. The Company filed the initial Form 8-K with respect to Ernst & Young’s resignation on June 24, 2004.

As requested in a letter dated June 28, 2004 from the SEC to the Company, the Company is filing this Amendment No. 1 to update the disclosures made in the original Form 8-K pursuant to Regulation S-K Items 304(a)(1)(iv) and (v) so as to cover the period from the end of the last fiscal year through the date on which the association with Ernst & Young is finalized:

In connection with its audits for each of the two most recent fiscal years and its review of the first quarter fiscal 2005 ended June 30, 2004 which was completed on August 13, 2004 : There have been no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference thereto in their report on the financial statements for such years.

During the two most recent fiscal years, the quarter ended June 30, 2004 and through August 13, 2004, there have been no reportable events (as outlined in Regulation S-K Item 304(a)(1)(v)).

In response to the Company’s request, Ernst & Young has furnished the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter dated August 18, 2004 is attached hereto as Exhibit 16.1.

On August 16, 2004, the Company’s Audit Committee of its Board of Directors approved the appointment of Grant Thornton LLP as the Company’s independent auditor commencing with work to be performed in relation to the Company’s fiscal 2005 second quarter ended September 30, 2004. The Company has had no occasions in the past two years upon which it has consulted with Grant Thornton LLP on any matters.

Item 7.	Financial Statements and Exhibits

(c)	The following exhibit is being furnished herewith:

16.1	Letter dated August 18, 2004 from Ernst & Young LLP to the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2004

PEMSTAR INC.

By:	/S/ GREGORY S. LEA
Gregory S. Lea Executive Vice President and Chief Financial Officer